Exhibit 99.2

Proposed Certificate of Amendment
to the Restated Certificate of Incorporation of Blucora, Inc.
The text of the proposed amendment is marked to reflect the proposed changes.
Blucora, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:
1.    Article 5 of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:
The Board shall be composed of not less than 5 nor more than 9 Directors, the specific number to be set by resolution of the Board, provided that the Board may be less than 5 until vacancies are filled. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.
~~Prior to the 1999 annual election of Directors, unless a Director earlier dies, resigns or is removed, his or her term of office shall expire at the next annual meeting of stockholders. Beginning with At the 1999 annual election of Directors, the Board of Directors shall be divided into three classes, with said classes to be as equal in number as may be possible. At the first election of Directors to such classified Board of Directors, each Class I Director shall be elected to serve until the next ensuing annual meeting of stockholders, each Class II Director shall be elected to serve until the second ensuing annual meeting of stockholders and each Class III Director shall be elected to serve until the third ensuing annual meeting of stockholders. At each annual meeting of stockholders following the meeting at which the Board of Directors is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall he elected to serve until the third ensuing annual meeting of stockholders.~~ Commencing with the 2018 annual election of Directors, at each annual election of Directors, the successors to the class of Directors whose term expires at that time shall be elected to hold office for a term of one year. Commencing with the 2020 annual meeting of stockholders, the division of the Board of Directors into three classes shall terminate and all Directors shall be of one class elected annually. Notwithstanding any of the foregoing provisions of this Article 5, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office or until there is a decrease in the number of Directors. Directors need not be stockholders of the corporation or residents of the State of Delaware and need not meet any other qualifications.
2.    The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation to be executed by the undersigned officer, duly authorized, as of the 1st day of June 2017.

BLUCORA, INC.
/s/ Mark A. Finkelstein
Mark A. Finkelstein
Chief Legal and Administrative Officer